EXHIBIT 99.1

FOR IMMEDIATE RELEASE

April 22, 2003

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Record Quarterly Results

LAFAYETTE, LOUISIANA—IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 116-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings. For the quarter ended March 31, 2003, the Company earned $5.2 million, a 19% increase over the same period in 2002. On a per share basis, the Company earned $0.83 per diluted share for the quarter, up 15% from the same period in 2002. The Company’s results of $0.83 per diluted share exceeded average analyst expectations of $0.79 per share by 5%. For 13 consecutive quarters, the Company has achieved record results that met or exceeded average analyst estimates.

Total assets climbed $407 million, or 26% compared to December 31, 2002. Similarly, deposits grew $248 million, or 20% over the same period. Total shareholders equity increased $43 million, or 31% since year-end 2002, resulting in an equity-to-assets ratio of 9.22% at March 31, 2003. Book value per share escalated 11% since year-end 2002, to $27.60 per share.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “We are proud to report another quarter of record results for our Company. We experienced strong growth from both internal and external sources. During the quarter, we completed the acquisition of Acadiana Bancshares, Inc. (“Acadiana”) with offices in Lafayette and New Iberia. The conversion process is proceeding well and will be completed in the second quarter of 2003. We are delighted to have the associates and shareholders of Acadiana as members of the IBERIABANK family.”

Other highlights for the first quarter of 2003 include:

•	The acquisition of Acadiana was completed on February 28, 2003 using the purchase accounting method under generally accepted accounting principles (“GAAP”). Under this method of accounting, the financial statements of the Company were not restated prior to February 28, 2003. As such, period-end balances incorporate the impact of the acquisition, including goodwill of $24 million, while average balances and income-related items were impacted for approximately one-third of the quarter just completed.

•	The Company issued 981,821 shares of IBERIABANK Corporation common stock in association with the acquisition of Acadiana. The acquisition had an immaterial impact on reported fully diluted earnings per share (“EPS”) for first quarter of 2003.

•	Tax-equivalent net interest income of $16.5 million, an increase of 5% compared to the fourth quarter of 2002 and 12% compared to the first quarter of 2002.

•	Total tax-equivalent revenues of $21.5 million, an increase of 5% compared to the fourth quarter of 2002 and 17% compared to the first quarter of 2002.

•	Net interest margin of 4.18%, return on average assets (ROA) of 1.24%, and return on average equity (ROE) of 13.56% for the first quarter of 2003.

•	Allowance for loan losses increased approximately 40% from one year ago. At March 31, 2003, the allowance for loan losses equated to 1.23% of total loans.

•	Nonperforming assets (“NPAs”) decreased by 7% since year-end 2002 and 48% compared to one year ago. As a percentage of total assets, NPAs declined to 0.31% compared to 0.42% at year-end 2002 and 0.81% one year ago.

•	Equity-to-assets ratio was 9.22% at March 31, 2003, up 33 basis points since year-end 2002. Tier 1 Leverage ratio improved 19 basis points since year-end 2002, to 7.81% at March 31, 2003.

•	Quarterly cash dividend of $0.20 per share was payable to shareholders of record as of March 31, 2003. The dividend payout ratio was 25.3% in the first quarter of 2003.

•	The Company acquired a total of 12,000 shares of the Company’s common stock during the first quarter of 2003, at a weighted average cost of $38.13 per share. In aggregate, the Company has acquired 46,300 shares at a weighted average cost of $38.23 per share associated with the supplemental share repurchase program totaling between 60,000 and 130,000 shares authorized on November 18, 2002.

•	Non-time deposits climbed $103 million, or nearly 14%, since year-end 2002. Approximately 69% of the growth was the result of the Acadiana acquisition and 31% from internal growth.

•	Total loans grew $263 million, or 25%, since year-end 2002, primarily in commercial, private banking, home equity and residential mortgage loans. Approximately 72% of the growth was the result of the Acadiana acquisition and 28% from internal growth.

•	Quarterly mortgage loan origination volumes reached a record level of nearly $74 million, up from the prior record of $66 million in the fourth quarter of 2002. The mortgage loan pipeline of applications is currently $75 million, the highest level in the Company’s history.

The Company experienced exceptional loan growth during the first quarter of 2003 from both internal and external sources. Excluding the Acadiana acquisition, total loans grew approximately $74 million since year-end 2002, or an increase of over 7% (a 28% annualized rate). On the same basis, commercial loans increased $28 million, or nearly 7% (a 26% annualized rate). Residential mortgage and construction loans, exclusive of loans associated with Acadiana, increased $20 million, or approximately 9%, since year-end 2002. The majority of growth in this category was associated with private banking mortgage loans. In addition, less than 30% of the mortgage loans that were originated, but not sold into the secondary market were 30 year fixed rate product.

Including the impact of the Acadiana acquisition, the average yield on loans declined 38 basis points between the fourth quarter of 2002 and the first quarter of 2003. Similarly, the average earning asset yield declined 31 basis points during the same period. The reduction in the average earning asset yield was due primarily to the Acadiana acquisition, the full quarter impact of the 50 basis point decline in the Prime Rate on November 6, 2002, and continued refinancing of mortgage-related products. The Company’s cost of interest bearing deposits declined 17 basis points in the first quarter of 2003 compared to the fourth quarter of 2002. Partially offsetting the favorable decline in the cost of interest bearing deposits was the full carrying cost of trust preferred securities in the first quarter of 2003. The Company issued $10 million in trust preferred securities on November 15, 2002, swapped to yield 6.67% for five years.

Since year-end 2002, total deposits grew $38 million, or 3% (12% on an annualized basis), excluding the acquisition of Acadiana. Deposit growth was driven by growth in nearly all deposit categories—demand deposits, savings, money market, CDs and IRAs. At March 31, 2003, the Company’s investment portfolio had a tax-equivalent yield of 3.92% and a modified duration of 2.4 years.

Long-term debt doubled during the quarter, primarily as a result of the Acadiana acquisition. The Company acquired $67 million in long-term FHLB advances that were marked-to-market at the time of the acquisition. As a result, these acquired long-term funds are near current market rates, which management considers very favorable.

The Company’s tax-equivalent net interest margin declined 22 basis points in the first quarter of 2003 to 4.18%, compared to 4.40% in the fourth quarter of 2002. The primary causes for the margin decline were the expansion in the volume of earning assets, the full quarter impact of the trust preferred securities, accelerated prepayments of mortgage-related products, continued balance sheet mix changes, and mark-to-market adjustments associated with the Acadiana acquisition. Tax-equivalent net interest income grew 5% in the first quarter of 2003 compared to the fourth quarter of 2002, and 12% from the first quarter of 2002. Interest rate sensitivity modeling suggests a 200 basis point increase in interest rates would increase the Company’s net interest income over a 12-month period by approximately 1.3%. Similarly, a 200 basis point decrease in interest rates would decrease net interest income by approximately 1.2% over the same period.

Noninterest income in the first quarter of 2003 climbed 6% versus the fourth quarter of 2002, and up 36% versus the same quarter last year. The Company recorded $72,000 in gains on the sale of investment securities associated with realigning a portion of the investment portfolio. Mortgage loan income totaled $702,000 for the first quarter of 2003 compared to $675,000 in the fourth quarter of 2002.

Total noninterest expense increased 4.5% versus the fourth quarter of 2002, and 13.6% versus the same quarter last year. Included in the first quarter 2003 results were a $200,000 expense associated with a write-down of an OREO-related property and costs associated with the merger and conversion. The information systems and branch conversions are expected to be completed by the end of April. Additional branch consolidations will be completed later in the year. Management anticipates cost savings to be achieved from the acquisition will be phased in throughout 2003 as the conversions and consolidations are completed. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) declined from 54.8% in the fourth quarter of 2002 to 54.0% in the first quarter of 2003. The Company remains comfortable with the targeted ratio of 50%.

Asset quality improved significantly during the quarter. The Company’s provision for loan losses was $1.6 million in the first quarter of 2003, $124,000, or 7% lower than the level recorded in fourth quarter of 2002. The ratio of net charge-offs to average loans was 0.38%, compared to 0.44% in the fourth quarter of 2002, and 0.37% in the same quarter one year ago. The allowance for loan losses was 1.23% of total loans at March 31, 2003, compared to 1.25% at December 31, 2002, and equal to the level one year ago. The Company believes that it uses a conservative definition of non-performing assets compared to peer institutions. The Company defines non-performing assets as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $6.1 million, down $469,000 compared to year-end 2002. Nonperforming assets equated to 0.31% of total assets at March 31, 2003, compared to 0.42% of total assets as of year-end 2002, and 0.81% one year ago. Reserve coverage of nonperforming loans increased to 403% at March 31, 2003, compared to 302% at December 31, 2002, and 175% one year ago.

Return on average assets was 1.24% for the first quarter of 2003, up one basis point compared to both the fourth quarter of 2002 and the same quarter last year. Return on average equity for the first quarter of 2003 was 13.56%, up 27 basis points from the fourth quarter of 2002, and up 57 basis points from the same quarter last year. The Company’s Tier 1 Leverage Ratio was 7.81% at March 31, 2003, compared to 7.62% at December 31, 2002 and 7.22% one year ago.

On January 21, 2003, the Company announced an increase in the stated guidance range for anticipated EPS for 2003. At that time, the Company stated comfort with earnings in the range of $3.27 to $3.33 per fully diluted share for the full year 2003, including the operations of Acadiana, but excluding merger-related expenses, or an increase of $0.03 per share. Based on the first quarter results released today and its assessment of the Company’s future prospects, management announced today it will further increase the stated comfort range for full year 2003 EPS. The comfort range for full year 2003 EPS has been raised to the range of $3.32 to $3.42 per fully diluted share. In addition, management confirmed prior stated guidance of double–digit growth in fully diluted EPS for 2004.

Based on a closing stock price on April 21, 2003 of $39.87 per share, the Company’s common stock traded at a price-to-earnings ratio of 12.0 times current average analyst estimates of $3.31 per fully diluted EPS for 2003 and 10.9 times average analyst estimates of $3.67 per fully diluted EPS for 2004. In addition, the Company’s stock traded at 1.44 times March 31, 2003 book value per share of $27.60. A quarterly cash dividend of $0.20 per share was declared during the first quarter of 2003, payable to shareholders of record as of March 31, 2003. This dividend level equates to an annualized dividend rate of $0.80 per share and an indicated dividend yield of 2.01%.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates full service offices located in south central Louisiana, north Louisiana, and the greater New Orleans area. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and Company’s market capitalization currently exceeds $260 million.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since these items and their impact differ between companies, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2003	2002	% Change	2002	% Change
Income Data (in thousands):
Net Interest Income	$15,913	$14,451	10%	$15,195	5%
Net Interest Income (TE)(1)	16,495	14,748	12%	15,659	5%
Net Income	5,218	4,387	19%	4,717	11%

Per Share Data:
Net Income—Basic	$0.90	$0.77	16%	$0.85	5%
Net Income—Diluted	0.83	0.72	15%	0.79	5%

Book Value	27.60	23.55	17%	24.88	11%
Tangible Book Value(2)	18.00	17.48	3%	18.57	-3%
Cash Dividends	0.20	0.18	11%	0.20	0%

Key Ratios:(3)
Return on Average Assets	1.24%	1.23%		1.23%
Return on Average Equity	13.56%	12.99%		13.29%
Net Interest Margin (TE)(1)	4.18%	4.41%		4.40%
Efficiency Ratio	56.4%	57.2%		56.7%
Tangible Efficiency Ratio (TE)(1)(2)	54.0%	55.4%		54.8%
Average Loans to Average Deposits	86.9%	76.2%		82.6%
Nonperforming Assets to Total Assets(4)	0.31%	0.81%		0.42%
Allowance for Loan Losses to Loans	1.23%	1.23%		1.25%
Net Charge-Offs to Average Loans	0.38%	0.37%		0.44%
Average Equity to Average Total Assets	9.10%	9.44%		9.24%
Tier 1 Leverage Ratio	7.81%	7.22%		7.62%
Dividend Payout Ratio	25.3%	24.0%		23.5%

Number of Shares Outstanding:
Basic Shares (Average)	5,822,158	5,688,884		5,529,967
Diluted Shares (Average)	6,305,583	6,075,969		5,996,657
Book Value Shares (Period End)(5)	6,606,436	5,856,905		5,611,610

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	All ratios are calculated on an annualized basis for the period indicated.

(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31, 2002
BALANCE SHEET (End of Period)	2003	2002	% Change
ASSETS
Cash and Due From Banks	$48,817	$22,009	121.8%	$36,555
Interest-Bearing Deposits in Banks	45,504	87,960	(48.3)%	27,220

Total Cash and Equivalents	94,321	109,969	(14.2)%	63,775
Investment Securities Available for Sale	351,228	239,658	46.6%	309,636
Investment Securities Held to Maturity	74,789	94,826	(21.1)%	58,486

Total Investment Securities	426,017	334,484	27.4%	368,122
Mortgage Loans Held for Sale	11,795	4,359	170.6%	8,683
Loans, Net of Unearned Income	1,307,810	934,299	40.0%	1,044,492
Allowance for Loan Losses	(16,089)	(11,454)	40.5%	(13,101)

Loans, net	1,291,721	922,845	40.0%	1,031,391
Premises and Equipment	27,798	19,010	46.2%	18,161
Goodwill and Acquisition Intangibles	63,417	35,562	78.3%	35,401
Mortgage Servicing Rights	423	143	195.8%	122
Other Assets	61,712	44,440	38.9%	44,933

Total Assets	$1,977,204	$1,470,812	34.4%	$1,570,588

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-Bearing Deposits	$188,859	$153,398	23.1%	$159,005
Interest-Bearing Deposits	1,300,948	1,098,628	18.4%	1,083,227

Total Deposits	1,489,807	1,252,026	19.0%	1,242,232
Short-Term Borrowings	105,600	3,800	2,678.9%	75,000
Securities Sold Under Agreements to Repurchase	21,443	12,468	72.0%	21,803
Long-Term Debt	156,463	43,186	262.3%	75,458
Other Liabilities	21,573	21,402	0.8%	16,497

Total Liabilities	1,794,886	1,332,882	34.7%	1,430,990
Total Shareholders' Equity	182,318	137,930	32.2%	139,598

Total Liabilities and Shareholders' Equity	$1,977,204	$1,470,812	34.4%	$1,570,588

	For The Quarter Ended March 31,
INCOME STATEMENT	2003	2002	% Change
Interest Income	$22,612	$22,174	2.0%
Interest Expense	6,699	7,723	(13.3)%

Net Interest Income	15,913	14,451	10.1%
Provision for Loan Losses	1,575	1,200	31.3%

Net Interest Income After Provision for Loan Losses	14,338	13,251	8.2%
Service Charges	2,598	1,959	32.6%
ATM Fees	428	368	16.3%
Gain on Sale of Loans	702	365	92.3%
Other Gains	101	15	573.3%
Other Noninterest Income	1,043	880	18.5%

Total Noninterest Income	4,872	3,587	35.8%
Salaries and Employee Benefits	6,051	5,668	6.8%
Occupancy and Equipment	1,431	1,363	5.0%
Goodwill and Acquisition Intangible Amortization	84	82	2.4%
Other Noninterest Expense	4,156	3,208	29.6%

Total Noninterest Expense	11,722	10,321	13.6%
Income Before Income Taxes	7,488	6,517	14.9%
Income Taxes	2,270	2,130	6.6%

Net Income	$5,218	$4,387	18.9%

Earnings Per Share, diluted	$0.83	$0.72	14.6%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
ASSETS
Cash and Due From Banks	$35,736	$32,610	$32,663	$31,258	$33,484
Interest-Bearing Deposits in Banks	25,886	14,512	9,655	26,479	66,681
Investment Securities	399,238	365,068	321,747	339,788	316,359
Mortgage Loans Held for Sale	8,274	9,059	4,643	4,897	5,982
Loans, Net of Unearned Income	1,140,216	1,017,834	989,364	951,821	945,341
Allowance for Loan Losses	(14,267)	(12,695)	(12,000)	(11,244)	(11,140)
Other Assets	118,439	97,432	98,393	96,174	93,468

Total Assets	$1,713,522	$1,523,820	$1,444,465	$1,439,173	$1,450,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-Bearing Deposits	$166,709	$159,027	$146,818	$145,585	$147,435
Interest-Bearing Deposits	1,145,655	1,073,038	1,058,923	1,073,764	1,093,809

Total Deposits	1,312,364	1,232,065	1,205,741	1,219,349	1,241,244
Short-Term Borrowings	99,518	42,235	23,361	7,760	3,875
Securities Sold Under Agreements to Repurchase	20,115	16,756	14,054	11,737	11,536
Long-Term Debt	103,112	64,868	39,566	42,921	37,804
Other Liabilities	22,399	27,102	17,973	16,457	18,794

Total Liabilities	1,557,508	1,383,026	1,300,695	1,298,224	1,313,253
Total Shareholders' Equity	156,014	140,794	143,770	140,949	136,922

Total Liabilities and Shareholders' Equity	$1,713,522	$1,523,820	$1,444,465	$1,439,173	$1,450,175

	2003	2002
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$22,612	$21,642	$21,720	$22,016	$22,174
Interest Expense	6,699	6,447	6,710	7,078	7,723

Net Interest Income	15,913	15,195	15,010	14,938	14,451
Provision for Loan Losses	1,575	1,699	1,500	1,798	1,200

Net Interest Income After Provision for Loan Losses	14,338	13,496	13,510	13,140	13,251
Total Noninterest Income	4,872	4,604	4,733	4,942	3,587
Total Noninterest Expense	11,722	11,217	11,299	11,195	10,321

Income Before Income Taxes	7,488	6,883	6,944	6,887	6,517
Income Taxes	2,270	2,166	2,236	2,246	2,130

Net Income	$5,218	$4,717	$4,708	$4,641	$4,387

Earnings Per Share, basic	$0.90	$0.85	$0.83	$0.81	$0.77

Earnings Per Share, diluted	$0.83	$0.79	$0.76	$0.75	$0.72

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31, 2002
LOANS RECEIVABLE	2003	2002	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$320,855	$184,481	73.9%	$207,130
Construction	23,625	7,627	209.8%	16,470

Total Residential Mortgage Loans	344,480	192,108	79.3%	223,600
Commercial Loans:
Real Estate	321,504	238,315	34.9%	254,688
Business	189,175	107,367	76.2%	157,288
Commercial Leases	1,976	2,274	(13.1)%	2,051

Total Commercial Loans and Leases	512,655	347,956	47.3%	414,027
Consumer Loans:
Indirect Automobile	228,069	211,619	7.8%	219,280
Home Equity	147,209	115,011	28.0%	122,799
Automobile	29,526	28,245	4.5%	25,943
Credit Card Loans	8,727	9,416	(7.3)%	9,432
Other	37,144	29,944	24.0%	29,411

Total Consumer Loans	450,675	394,235	14.3%	406,865

Total Loans Receivable	1,307,810	934,299	40.0%	1,044,492

Allowance for Loan Losses	(16,089)	(11,454)		(13,101)

Loans Receivable, Net	$1,291,721	$922,845		$1,031,391

	March 31,			December 31, 2002
ASSET QUALITY DATA	2003	2002	% Change
Nonaccrual Loans	$3,420	$5,541	(38.3)%	$3,257
Foreclosed Assets	72	92	(21.6)%	156
Other Real Estate Owned	2,075	5,204	(60.1)%	2,111
Accruing Loans More Than 90 Days Past Due	573	1,012	(43.3)%	1,086

Total Nonperforming Assets(1)	$6,141	$11,849	(48.2)%	$6,610

Nonperforming Assets to Total Assets(1)	0.31%	0.81%	(61.4)%	0.42%
Nonperforming Assets to Total Loans + OREO(1)	0.47%	1.26%	(62.8)%	0.63%
Allowance for Loan Losses to Nonperforming Loans(1)	402.9%	174.8%	130.5%	301.6%
Allowance for Loan Losses to Nonperforming Assets(1)	262.0%	96.7%	171.0%	198.2%
Allowance for Loan Losses to Total Loans	1.23%	1.23%	0.3%	1.25%
Year to Date Charge-offs	$1,411	$983	43.5%	$4,782
Year to Date Recoveries	$329	$121	172.3%	$569

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	March 31,			December 31, 2002
DEPOSITS	2003	2002	% Change
Noninterest-Bearing DDA	$188,859	$153,398	23.1%	$159,005
NOW Accounts	307,866	257,911	19.4%	281,825
Savings and Money Market Accounts	366,903	323,983	13.2%	319,495
Certificates of Deposit	626,179	516,734	21.2%	481,907

Total Deposits	$1,489,807	$1,252,026	19.0%	$1,242,232

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2003		March 31, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$265,090	6.62%	$198,810	7.79%
Commercial Loans (TE)(1)	450,401	5.62%	348,106	6.72%
Consumer and Other Loans	422,708	7.64%	398,324	8.53%
Lease Financing Receivables	2,017	5.55%	101	0.00%

Total Loans	1,140,216	6.60%	945,341	7.71%

Mortgage Loans Held for Sale	8,274	5.66%	5,982	6.55%
Investment Securities (TE)(1)(2)	396,618	4.23%	314,865	5.04%
Other Earning Assets	38,971	1.88%	72,283	1.69%

Total Earning Assets	1,584,079	5.89%	1,338,471	6.75%
Allowance for Loan Losses	(14,267)		(11,140)
Nonearning Assets	143,710		122,844

Total Assets	$1,713,522		$1,450,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$291,242	0.98%	$251,669	1.27%
Savings and Money Market Accounts	332,913	0.99%	316,456	1.51%
Certificates of Deposit	521,500	2.78%	525,684	3.90%

Total Interest-Bearing Deposits	1,145,655	1.80%	1,093,809	2.60%
Short-Term Borrowings	119,633	1.38%	15,411	2.34%
Long-Term Debt	103,112	4.63%	37,804	6.49%

Total Interest-Bearing Liabilities	1,368,400	1.98%	1,147,024	2.73%
Noninterest-Bearing Demand Deposits	166,709		147,435
Noninterest-Bearing Liabilities	22,399		18,794

Total Liabilities	1,557,508		1,313,253
Shareholders' Equity	156,014		136,922

Total Liabilities and Shareholders' Equity	$1,713,522		$1,450,175

Net Earning Assets	$215,679		$191,447
Net Interest Spread	$15,913	3.91%	$14,451	4.02%
Tax Equivalent Benefit	$582	0.27%	$297	0.39%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$16,495	4.18%	$14,748	4.41%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	3/31/2003	12/31/2002	3/31/2002
Net Interest Income	$15,913	$15,195	$14,451
Effect of Tax Benefit on Interest Income	582	464	297

Tax-Equivalent Net Interest Income	16,495	15,659	14,748

Noninterest Income	4,872	4,604	3,587
Effect of Tax Benefit on Noninterest Income	174	163	142

Tax-Equivalent Noninterest Income	5,046	4,767	3,729

Total Tax-Equivalent Revenues	$21,542	$20,426	$18,477

Total Noninterest Expense	$11,722	$11,217	$10,321
Less Intangible Amortization Expense	(84)	(19)	(82)

Tangible Operating Expense	$11,638	$11,198	$10,239

Efficiency Ratio	56.4%	56.7%	57.2%
Effect of Tax Benefit Related to Tax Exempt Income	(2.0)	(1.8)	(1.3)

Tax-Equivalent Efficiency Ratio	54.4%	54.9%	55.9%
Effect of Amortization of Intangibles	(0.4)	(0.1)	(0.5)

Tax-Equivalent Tangible Efficiency Ratio	54.0%	54.8%	55.4%